Exhibit 4.1

Dated as of March 22, 2013

NEXEN INC.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

and

CNOOC LIMITED

FOURTH SUPPLEMENTAL INDENTURE

to the

SENIOR DEBT INDENTURE

Dated as of May 4, 2007

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of March 22, 2013 between Nexen Inc., a corporation existing under the Canada Business Corporations Act (the “CBCA”) and having its head office in the City of Calgary, in the Province of Alberta (“Nexen”), DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation duly organized and existing under the laws of the State of New York, having an office in the City of New York, in the State of New York (the “Trustee”) and CNOOC Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Guarantor”).

RECITALS

WHEREAS,  Nexen and the Trustee are parties to that certain indenture dated as of May 4, 2007 (the “Original Indenture”), as amended by the First Supplemental Indenture dated as of May 4, 2007 (the “First Supplemental Indenture”), by the Second Supplemental Indenture, dated as of July 30, 2009 (the “Second Supplemental Indenture”),  by the Third Supplemental Indenture, dated as of February 24, 2013 (the “Third Supplemental Indenture” and the Third Supplemental Indenture together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which US$250,000,000 of 5.65% Notes due 2017, US$1,250,000,000 of 6.40% Notes due 2037, US$300,000,000 of 6.20% Notes due 2019 and US$700,000,000 of 7.50% Notes due 2039 were issued;

WHEREAS, pursuant to a plan of arrangement (the “Arrangement”) under the CBCA, CNOOC Canada Holdings Ltd., a corporation existing under the CBCA and an indirect wholly-owned subsidiary of the Guarantor, acquired all of the outstanding equity interests in Nexen;

WHEREAS, Nexen and the Guarantor desire to execute and deliver this Fourth Supplemental Indenture in order to amend certain terms of the Original Indenture (collectively, the “Proposed Amendments”);

WHEREAS, Nexen has solicited consents (each, a “Consent”) to the Proposed Amendments from the holders of Securities upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated March 7, 2013, as amended, supplemented or modified (the “Consent Solicitation”);

WHEREAS, the Board of Directors of the Guarantor has determined it to be in the best interest of the Guarantor to guarantee all of Nexen's payment obligations under the 5.65% Notes due 2017, 6.40% Notes due 2037, 6.20% Notes due 2019 and 7.50% Notes due 2039;

WHEREAS, Section 9.02 of the Original Indenture expressly permits Nexen and the Trustee to enter into one or more supplemental indentures with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Securities of each series affected thereby (the “Required Consents”);

WHEREAS, Nexen has obtained and accepted the Required Consents with respect to the 5.65% Notes due 2017, 6.40% Notes due 2037, 6.20% Notes due 2019 and 7.50% Notes due 2039;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, each of Nexen and the Guarantor has duly determined to execute and deliver to the Trustee this Fourth Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH: that for good and valuable consideration (the receipt and sufficiency or which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

1.	INTERPRETATIONS AND AMENDMENTS

1.1	Definitions in Fourth Supplemental Indenture

All terms contained in this Fourth Supplemental Indenture which are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture.

1.2	Interpretation not Affected by Headings

The division of this Fourth Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Fourth Supplemental Indenture.

2.	AMENDMENTS

2.01. Deletions

The Original Indenture is hereby amended by deleting each of the following Sections in its entirety, and in the case of each such Section, inserting in lieu thereof  “Intentionally omitted.”, and any and all references thereto contained in the Indenture, any and all obligations of the Issuer thereunder, and any and all Events of Default related thereto are hereby deleted from the Indenture, and such Sections and references shall be of no further effect.

(a) Section 8.02 of the Original Indenture entitled Vesting of Powers in Successor.

(b) Section 10.06 of the Original Indenture entitled Limitation on Liens.

2.02. Additions

(a) Section 1.01 of the Original Indenture is hereby amended by inserting the following definitions in their correct alphabetical order:

“Fourth Supplemental Indenture” means the Fourth Supplemental Indenture to this Indenture dated as of March 22, 2013 between Nexen, the Trustee and CNOOC Limited, a company formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Guarantee” means the Guarantee by the Guarantor as set forth in Article 15 hereof.

 “Guaranteed Securities” means (1) the 5.65% Notes due 2017, 6.40% Notes due 2037, 6.20% Notes due 2019 and 7.50% Notes due 2039 outstanding on the date of this Fourth Supplemental Indenture and (2) any additional Guaranteed Securities issued pursuant to Section 15.06(b).

“Guarantor” means CNOOC Limited,  a company formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantor” shall mean such successor Person.

(b) Section 1.05 of the Original indenture is hereby amended by inserting the following paragraph at the end of such Section:

“(c)           the Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, addressed to the Guarantor’s agent for service of process at National Corporate Research Ltd., 10 East 40th Street 10th Floor, New York, NY 10016 or at any other address previously furnished in writing to the Trustee by the Guarantor, or if sent by facsimile transmission, to a facsimile number provided to the Trustee by the Guarantor, with a copy mailed, first-class postage prepaid, to the Guarantor addressed to it as provided above.”

(c) Section 7.04 of the Original Indenture is hereby amended by adding Section 7.04A entitled “Reports by the Guarantor”, which will read as follows:

 “Section 7.04A. Reports by the Guarantor.  At any time that the Guarantor’s ordinary shares are not listed for trading on The Stock Exchange of Hong Kong Limited or any other securities exchange, the Guarantor will deliver to the Trustee, upon request and as soon as they are available, (i) but in any event within 120 calendar days after the end of each fiscal year (which ends on December 31), copies of its latest annual report and audited consolidated financial statements; and (ii) but in any event within 90 calendar days after the end of its first semi-annual fiscal period, copies of its latest unaudited interim consolidated financial statements. At any time that the Guarantor’s ordinary shares are listed for trading on The Stock Exchange of Hong Kong Limited or any other securities exchange, the Guarantor will deliver to the Trustee, upon request and as soon as they are available, but in any event within 10 calendar days after they are filed with The Stock Exchange of Hong Kong Limited or any such other securities exchange on which its ordinary shares are at any time listed for trading, true and correct copies of any financial or other report in the English language filed with such exchange.”

(d) Section 8.01 of the Original Indenture is hereby deleted in its entirety and replaced with the following language:

“Section 8.01. Certain Requirements in Respect to Mergers, etc.  Nothing in this Indenture shall restrict the Issuer’s ability to merge, amalgamate or consolidate with or into any other Person, or sell, assign, lease, convey or otherwise transfer all or substantially all of its property and assets to any other Person, or change the jurisdiction under whose laws the Issuer is organized and existing (a “Reincorporation”); provided that

(a) either (i) the Issuer shall be the surviving corporation in the case of a merger (which term, as used in this Section 8.01, shall not include an amalgamation or consolidation) and, immediately after such merger, shall remain a corporation organized and validly existing under the laws of the same jurisdiction in which it was organized and existing immediately prior to such merger, or (ii)

(A) in the case of an amalgamation or consolidation, or in the case of a merger if the Issuer is not the surviving corporation as set forth in clause (a)(i) above, or in the case of a Reincorporation, the Person or Persons formed by such amalgamation or consolidation, or into which the Issuer is merged, or resulting from such Reincorporation is a corporation or are corporations (each, a “successor corporation” and together the “successor corporations”) organized and validly existing under the laws of its applicable jurisdiction and shall expressly assume, by supplemental indenture executed by such successor corporation or successor corporations and delivered by it or them to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on, and all other amounts  (including, without limitation, Additional Amounts, if any, Reorganization Additional Amounts (as hereinafter defined), if any, PRC Additional Amounts (as hereinafter defined) and other amounts payable under Section 10.10, if any, and sinking fund payments, if any) payable in respect of the Securities or the Indenture (collectively, the “Obligations”), or

(B) in the case of a sale, assignment, lease, conveyance or other transfer of all or substantially all of its property and assets to any other Person, (x) the divesting Issuer shall remain the primary obligor for the due and punctual payment of the Obligations, and (y) the Person or Persons to which the Issuer has sold, assigned, leased, conveyed or otherwise transferred all or substantially all of its property and assets (each, an “acquiror” and together the “acquirors”) shall agree, by supplemental indenture executed by such Person or Persons and delivered by it or them to the Trustee, to (1) irrevocably and unconditionally guarantee the due and punctual payment of the Obligations (which for this purpose includes Reorganizational Additional Amounts) and (2) be bound by the provisions of this Section 8.01 and Section 8.03 as if it were the Issuer (except, for the avoidance of doubt,  any such acquiror shall not be considered a primary obligor for the purposes of clause B(x) above);

provided, further, that no such supplemental indenture shall be required pursuant to the provisions of this clause (a) if (1) the transaction in question is an amalgamation of the Issuer with any one or more other corporations, which amalgamation is governed by the statutes of Canada or any province thereof, as applicable, (2) the successor corporation is and, immediately prior to such amalgamation, the Issuer was organized and existing under the laws of Canada or any province thereof; (3) upon the effectiveness of such amalgamation, the successor corporation or successor corporations shall have become or shall continue to be (as the case may be), by operation of law and as expressly provided by the statutes of Canada or any province thereof (as the case may be) applicable to such amalgamation, liable for the due and punctual payment of the Obligations, and (4) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect set forth in clauses (1) through (3) above;

(b) Intentionally deleted.

(c) Intentionally deleted.

(d) Intentionally deleted.

(e) if any successor corporation or acquiror is not organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia or Canada or any province of Canada, such successor corporation or acquiror shall expressly agree, in a supplemental indenture executed by such successor corporation or acquiror, (i) to indemnify and hold harmless each Holder of any Securities from and against (x) any and all present and future taxes, duties, levies, imposts, fees, assessments or other governmental charges (including penalties, interest and other liabilities related thereto) (collectively

“Taxes”) of whatever nature which may be imposed on such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such merger, amalgamation, consolidation, sale, assignment, lease, conveyance, transfer or Reincorporation and (y) any and all costs and expenses arising out of or relating to such merger, amalgamation, consolidation, sale, assignment, lease, conveyance, transfer or Reincorporation, and (ii) that the principal of, and premium, if any, and interest on, and any and all other amounts payable under or in respect of, the Securities will be paid without withholding or deduction for or on account of any present or future Taxes of whatever nature imposed, levied, withheld, assessed or collected by or on behalf of the jurisdiction or jurisdictions in which such successor corporation or acquiror is organized, is resident or is deemed for tax purposes to be resident (each such jurisdiction being hereinafter called an “Applicable Jurisdiction”) or any political subdivision or taxing authority of or in any Applicable Jurisdiction unless such Taxes are required by any Applicable Jurisdiction or any political subdivision or taxing authority thereof or therein to be withheld or deducted, in which case such successor corporation or acquiror will pay such additional amounts (“Reorganization Additional Amounts”) as may be necessary in order that the net amount paid to each Holder of any Securities, after such deduction or withholding, will not be less than the amount which such Holder would have received in accordance with the terms of the Securities and this Indenture if no such deduction or withholding had been required.  Whenever there is mentioned herein or in any Securities, in any context, the payment of the principal of, or premium, if any, or interest on, or in respect of, any Security, such mention shall be deemed to include mention of the payment of Reorganization Additional Amounts to the extent that, in such context, Reorganization Additional Amounts are, were or would be payable in respect thereof pursuant to this Indenture, and express mention of the payment of Reorganization Additional Amounts in any instance shall not be construed as excluding Reorganization Additional Amounts in those instances where such express mention is not made; and

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate of the Issuer and an Opinion of Counsel each stating that such merger, amalgamation, consolidation, sale, assignment, lease, conveyance, transfer of all or substantially all of the assets or Reincorporation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been complied with.”

(e) Section 9.01 of the Original Indenture is hereby amended by inserting “or cause to guarantee” after “(6) to secure” and before “any or all of the Securities;”

(f) Section 9.02 of the Original Indenture is hereby amended by deleting the period immediately after “(7) change any obligations to pay additional amounts provided in the terms of such Outstanding Securities” at the end of the first paragraph thereof and replacing it with the following language:

“; provided, further, however, that, notwithstanding anything to the contrary in this Indenture, a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of Article 15 or of modifying in any manner the rights of the Holders of Guaranteed Securities of such series under the Guarantee shall only require the written consent of the Holders of a majority in aggregate principal amount of the Outstanding Guaranteed Securities of each series affected by such supplemental indenture (with the Guaranteed Securities of each series voting as a class).”

(g) A new Section 10.10 is hereby added to the Original Indenture, which will read as follows:

“Section 10.10.  PRC Additional Amounts. If at any time, the Issuer is determined to be a resident enterprise of the People’s Republic of China (the “PRC”) for PRC tax purposes (a “PRC Tax Resident Enterprise”) and, as a result, (i) the Issuer is required to withhold or deduct any amounts in respect of PRC Taxes from any payment to a Holder of the Securities, the Issuer will pay such additional amounts (“PRC Additional Amounts”) as may be necessary in order that the net amount paid to a Holder of a Security, after deduction of such withholding, will not be less than the amount which such Holder would have received in accordance with the terms of such Securities and the Indenture if no such withholding had been required, and (ii) the Issuer will indemnify and hold harmless each Holder of the Securities against any

PRC Taxes which may be imposed on such Holder solely as a result of the Issuer being a PRC Tax Resident Enterprise, provided that no PRC Additional Amounts will be payable to a Holder under (i) above and no indemnity payment will be made to a Holder under (ii) above where the Holder or beneficial owner of a Security:

(a) is a resident, domiciliary or national of, or engaged in business or maintains a permanent establishment or other physical presence in or otherwise has or has had some connection with the PRC or any political subdivision thereof other than the mere holding of Securities or the receipt of payments thereunder; or

(b) is subject to PRC Taxes by reason of its failure to comply with, or would be entitled to exemption from, reduction in, or refund of such PRC Taxes by complying with, any certification, identification, information, documentation or other reporting requirement required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in such PRC Taxes.

Nor will any amount be paid under (i) or (ii) above to any Holder of a Security who is a fiduciary or partnership or other than the sole beneficial owner of the Security and of payments on the Security to the extent that a payment on, or gain with respect to, the Security would be required by the laws of the PRC to be included in the income of a beneficiary or settlor with respect to the fiduciary, a member of the partnership, or a beneficial owner who would not have been entitled to the payment under (i) or (ii) above had that beneficiary, settlor, member or beneficial owner been the Holder of the Securities.

At least ten (10) days prior to each date on which any payment under or with respect to the Securities is due and payable, if the Issuer will be obligated to pay PRC Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officer’s Certificate stating the fact that such PRC Additional Amounts will be payable and specifying the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such PRC Additional Amounts to Holders on the payment date.

Whenever there is mentioned herein in any context, the payment of principal or interest in respect of any Security, such mention shall be deemed to include the payment of PRC Additional Amounts provided for herein to the extent that, in such context, PRC Additional Amounts are, were or would be payable in respect thereof pursuant hereto.”

3.	GUARANTEE

The Original Indenture shall be amended to add Article 15, which will read as stated below. Notwithstanding anything in this Fourth Supplemental Indenture or the Indenture stating to the contrary, this Article 15 shall only apply with respect to the Guaranteed Securities.

“ARTICLE 15  Guarantee

Section 15.01. Guarantee.

(a) The Guarantor hereby irrevocably and unconditionally guarantees to each Holder of Guaranteed Securities and to the Trustee on behalf of each Holder of Guaranteed Securities the due and punctual payment of the principal of and interest on, and all other amounts payable under (including any Additional Amounts payable in respect thereof), each Guaranteed Security provided for pursuant to this Indenture and the terms of such Guaranteed Security when and as the same shall become due and payable, whether at Stated Maturity, upon acceleration, by call for redemption or otherwise, in accordance with the terms of such Guaranteed Security and of this Indenture. This is a guarantee of payment and not of collection. The Guarantor hereby expressly waives its right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Guarantee of the Guarantor. The Guarantee will not be discharged with respect to any Guaranteed Security except by payment in full of the principal thereof and interest thereon and all other amounts payable thereunder (including any Additional Amounts payable in respect thereof). In case of the failure of the Issuer punctually to pay any such principal, interest or other amounts payable, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, by acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

(b) The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal obligor and not merely surety, and shall be absolute and unconditional, irrespective of, and unaffected by, any invalidity, irregularity or unenforceability of any Guaranteed Security or this Indenture (other than in respect of the Guarantee), any failure to enforce the provisions of any Guaranteed Security or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders of Guaranteed Securities or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantor increase the principal amount of a Guaranteed Security or the interest rate thereon or change the currency of payment with respect to any Guaranteed Security, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer (including, for the avoidance of doubt, any right which the Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amounts payable under each Guaranteed Security prior to recourse against the Guarantor or its assets), protest or notice with respect to any Guaranteed Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that the Guarantee of the Guarantor will not be discharged with respect to any Guaranteed Security except by payment in full of the principal thereof, interest thereon and all other amounts payable thereunder. If at any time any payment on such Guaranteed Security is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or return as though such payment had become due but had not been made at such time.

Section 15.02. Subrogation.  The Guarantor shall be subrogated to all rights of the Holders of Guaranteed Securities against the Issuer in respect of any amounts paid to such Holder of Guaranteed Securities by the Guarantor pursuant to the provisions of the Guarantee, provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on and all other amounts due with respect to the Guaranteed Securities shall have been paid in full or payment thereof shall have been provided for in accordance with this Indenture.

Section 15.03. Ranking.  The Guarantee is a direct, unconditional, unsubordinated and unsecured obligation of the Guarantor and ranks (i) pari passu in priority of payment, and in all other respects with all other unsecured and unsubordinated obligations of the Guarantor (other than obligations preferred by applicable law) and (ii) senior in priority of payment and in all other respects to all other Indebtedness of the Guarantor that is designated as subordinate or junior in right of payment to the Guarantee.

Section 15.04. Covenants of the Guarantor.

(a) When Guarantor May Merge, etc.  The Guarantor may not consolidate with or merge into any other Person in a transaction in which the Guarantor is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person unless:

(i) any Person formed by such consolidation or into which the Guarantor is merged or to whom the Guarantor has conveyed, transferred or leased its properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the jurisdiction of its organization and such Person expressly assumes by an indenture supplemental to the Indenture all the obligations of the Guarantor under the Guaranteed Securities or the Guarantee, as the case may be;

(ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii) if, as a result of the transaction, any property or asset of the Guarantor or any of its Subsidiaries would become subject to a Lien that would not be permitted under Section 15.04(c), the Guarantor or such successor Person takes such steps as shall be necessary to secure the Guaranteed Securities at least equally and ratably with the Indebtedness secured by such Lien or by such other Lien as shall have been approved by Holders of Guaranteed Securities as provided in Section 9.02, for so long as such Indebtedness will be secured.

In connection with any consolidation, merger, conveyance, transfer or lease contemplated hereby, the Guarantor and the relevant Person shall deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(b) Successor Corporation Substituted.  Upon any consolidation or merger or any conveyance, transfer or lease of the property and the assets of the Guarantor substantially as an entirety in accordance with the provisions described in Section 15.04(a), the successor Person formed by such consolidation or into which the Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of the Guarantor under the Indenture with the same effect as if such successor Person had been named as the Guarantor therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Guaranteed Securities or the Guarantee, as the case may be, the predecessor will be released from those obligations; provided that, in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Guaranteed Securities or under the Guarantee.

(c) Liens.  The Guarantor will not, and will not permit any Principal Subsidiary to, create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, to secure any Indebtedness of the Guarantor or any such Principal Subsidiary (or any guarantee or indemnity in respect thereof) without, in any such case, making effective provision whereby the Guaranteed Securities and the Guarantee will be secured either at least equally and ratably with such Indebtedness or by such other Lien as shall have been approved by the Holders of Guaranteed Securities as provided in Section 9.02, for so long as such Indebtedness will be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Indebtedness (including the Attributable Value of the Sale and Leaseback Transactions set forth in Section 15.04(d)) entered into after March 22, 2013 does not exceed 50% of the Guarantor's Adjusted Consolidated Net Worth.

(d) Sale and Leaseback Transactions.  The Guarantor shall not, and shall not cause or permit any Principal Subsidiary to, enter into any Sale and Leaseback Transaction with any Person (not including any Principal Subsidiary) for a period, including renewals, in excess of three years of any Principal Property which has been owned by the Guarantor or a Principal Subsidiary for more than six months unless either:

(i)           the Guarantor or such Principal Subsidiary would be permitted under Section 15.04(c) to create, incur or permit to exist a Lien on the Principal Property to secure Indebtedness (without equally and ratably securing the Guaranteed Securities with such Indebtedness) at least equal in amount to the Attributable Value of the Sale and Leaseback Transactions; or

(ii)           the Guarantor or such Principal Subsidiary, within 120 days after such sale or transfer, (x) applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property so leased (as determined in good faith by any two members of the Board of Directors of the Guarantor or such Principal Subsidiary) to (A) the retirement of Indebtedness of the Guarantor or such Principal Subsidiary ranking prior to or on parity with the Guaranteed Securities, incurred or assumed by the Guarantor or such Principal Subsidiary, which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring or assuming such Indebtedness; provided, however, that in connection with such application, the Guarantor or such Principal Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount of such Indebtedness so voluntarily retired by the Guarantor or such Principal Subsidiary; or (B) the purchase of other property which will constitute a Principal Property having a fair market value (as determined in good faith by any two members of the Board of Directors of the Guarantor or such Principal Subsidiary) at least equal to the fair market value of the Principal Property leased in such

Sale and Leaseback Transaction; or (y) deposits, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof into an escrow account which is used solely for the purpose of providing for the Guarantor’s or such Principal Subsidiary’s obligations under the Sale and Leaseback Transaction.

(e) Additional Amounts.  All payments under the Guarantee will be made free and clear of, and without withholding or deduction for, or on account of, any Taxes imposed, levied, collected, withheld or assessed by or on behalf of the Hong Kong Special Administrative Region of the PRC, the PRC or any other jurisdiction in which the Guarantor (or any successor to the Guarantor) is tax resident, in each case including any political subdivision, territory or possession thereof, any authority therein having power to tax or any area subject to its jurisdiction, or any jurisdiction from or through which any payment is made (each, a “Relevant Taxing Jurisdiction”) unless such Taxes are required by law to be withheld or deducted. If any deduction or withholding for any present or future Taxes of the applicable Relevant Taxing Jurisdiction shall at any time be so required, the Guarantor shall pay such Guarantor Additional Amounts (“Guarantor Additional Amounts”) as will result (after deduction or withholding of such Taxes and any additional Taxes deducted or withheld in respect of such Guarantor Additional Amounts) in receipt by each Holder of any Guaranteed Security of such amounts as would have been received by such Holder with respect to such payment had no such withholding or deduction been required; provided, however, that no Guarantor Additional Amounts shall be payable in respect of any Guaranteed Security:

(a)           to a Holder of Guaranteed Securities (or to a third party on behalf of a Holder of Guaranteed Securities) who is liable to such Taxes by reason of his having some connection with the Relevant Taxing Jurisdiction other than the mere holding of the Guaranteed Security or the receipt of payment under the Guarantee; or

(b)           which is surrendered (where required to be surrendered) more than 30 days after the Relevant Date, except to the extent that the Holder of Guaranteed Securities would have been entitled to such Guarantor Additional Amounts on surrender of such Guaranteed Security for payment on the last day of such period of 30 days. “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders of the Guaranteed Securities; or

(c)           to a Holder of Guaranteed Securities (or to a third party on behalf of a Holder of Guaranteed Securities) who would have been able to avoid such withholding or deduction by duly presenting the Guaranteed Security (where presentation is required) to another paying agent; or

(d)           with respect to any Taxes that would not have been imposed but for the failure of the Holder of Guaranteed Securities or beneficial owner to comply with a timely request of the Guarantor or the Issuer addressed to the Holder of Guaranteed Securities to provide certification or information concerning the nationality, residence or identity of the Holder of Guaranteed Securities or beneficial owner of the Guaranteed Security, if compliance is required as a precondition to relief or exemption from the tax, duty, assessment or governmental charge; or

(e)           with respect to any withholding or deduction that is imposed or levied on a payment pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(f)           any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other similar governmental charge; or

(g)           any such Taxes payable otherwise than by deduction or withholding from payments; or

(h)           any combination of taxes, duties, assessments or other governmental charges referred to in the preceding items (a) through (g) above.

Guarantor Additional Amounts will also not be paid with respect to any payment under the Guarantee to any Holder of a Guaranteed Security who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the Guarantor Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder of Guaranteed Securities.

On or prior to the first Interest Payment Date on which payments are to be made under the Guarantee and to any subsequent date of payment of principal or interest on the Guaranteed Securities on which payments are to be made under the Guarantee, the Guarantor, as the case may be shall furnish to the Trustee and the principal Paying Agent, if other than the Trustee, an Officer’s Certificate instructing the Trustee and such Paying Agent whether such payment of principal of or interest on the Guaranteed Securities under the Guarantee shall be made to Holders of Guaranteed Securities without withholding or deduction for or on account of any Taxes. The Trustee shall be authorized and protected in conclusively relying upon the most recent Officer’s Certificate received by it in connection with the foregoing. If any such withholding or deduction shall be required, then such Officer’s Certificate shall specify by country the amount, if any, required to be withheld or deducted on such payments to such Holders of Guaranteed Securities, and the Guarantor agrees to pay to the Trustee or such Paying Agent the Guarantor Additional Amounts required to be paid by this Section 15.04(e). The Guarantor covenants to indemnify the Trustee and any Paying Agent to their satisfaction for, and to hold them harmless against, any loss, liability or expense incurred arising out of or in connection with actions taken or omitted by any of them in reliance on any Officer’s Certificate furnished pursuant to this Section 15.04(e)

Whenever there is mentioned herein in any context, the payment of principal or interest in respect of any Guaranteed Security or the Guarantee, such mention shall be deemed to include the payment of Guarantor Additional Amounts provided for herein to the extent that, in such context, Guarantor Additional Amounts are, were or would be payable in respect thereof pursuant hereto.

Section 15.05.  Events of Default.

(a) In addition to the Events of Default set forth in Section 5.01 of the Indenture,  “Event of Default,” wherever used in this Indenture with respect to the Guaranteed Securities, includes any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or by the operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           failure to perform any other covenant or agreement of the Guarantor herein, and such failure continues for 60 days after receipt of a written notice by the Issuer and the Guarantor from the Trustee or from the Holders of at least 25% in aggregate principal amount of the Guaranteed Securities then Outstanding (with a copy to the Trustee) specifying such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(2)           the Guarantee shall cease to be in full force or effect or the Guarantor shall deny or disaffirm its obligations under the Guarantee; or

(3)           (i) failure to pay upon final maturity (after giving effect to the expiration of any applicable grace period therefor) the principal of any Indebtedness of the Guarantor or any Principal Subsidiary, (ii) acceleration of the maturity of any Indebtedness of the Guarantor or any Principal Subsidiary following a default by the Guarantor or such Principal Subsidiary, if such Indebtedness is not discharged, or such acceleration is not annulled, within 30 days after receipt by the Issuer and the Guarantor of a written notice from the Trustee or from the Holders of at least 25% in aggregate principal amount of the Guaranteed Securities then Outstanding (with a copy to the Trustee) specifying such failure and demanding that such Event of Default be remedied, or (iii) failure to pay any amount payable by the Guarantor or any Principal Subsidiary under any guarantee or indemnity in respect of any Indebtedness of any other Person thereof, if such obligation is not discharged or otherwise satisfied within 30 days after receipt by the Issuer and the Guarantor of a written notice from the Trustee or from the Holders of at least 25% in aggregate principal amount of the Guaranteed Securities then Outstanding (with a copy to the Trustee) specifying such failure and demanding that such Event of Default be remedied; provided, however, that no such event set forth in clause (i), (ii) or (iii) shall constitute an Event of Default unless the aggregate outstanding Indebtedness to which all such events relate exceeds US$100,000,000 (or its equivalent in any other currency); or

(4)           a decree or order is entered (i) for relief in respect of the Guarantor or any Principal Subsidiary in an involuntary case of winding up or bankruptcy proceeding under applicable law or (ii) adjudging the Guarantor or any Principal Subsidiary bankrupt or insolvent, or seeking reorganization, winding up, arrangement, adjustment or composition of or in respect of the Guarantor or any Principal Subsidiary under applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Guarantor or any Principal Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and any such decree or order remains unstayed and in effect for a period of 60 consecutive days; or

(5)           the Guarantor or any Principal Subsidiary institutes a voluntary case or proceeding under applicable bankruptcy, insolvency, reorganization or similar law, or any other case or proceedings to be adjudicated bankrupt or insolvent, or the Guarantor or any Principal Subsidiary files a petition or answer or consent seeking reorganization or relief under applicable bankruptcy, insolvency, reorganization or similar law, or consents to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Guarantor or any Principal Subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any such action.

(b)  If an Event of Default set forth in clause (a) of Section 15.05 with respect to Guaranteed Securities of any series (other than an Event of Default specified in clause (4) or (5) of this Section 15.05) occurs and is continuing, the Trustee by notice in writing to the Issuer and the Guarantor, or the Holders of at least 25% in aggregate principal amount of the Guaranteed Securities of that series then Outstanding by notice in writing to the Issuer, the Guarantor and the Trustee, may declare the unpaid principal of and interest accrued thereon to the date of acceleration and premium and other amounts, if any, thereon (or, if the Guaranteed Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) on all the Guaranteed Securities of that series then Outstanding to be due and payable immediately and, upon any such declaration, all the Guaranteed Securities of that series then Outstanding (or specified principal amount) shall become and be immediately due and payable.

If an Event of Default specified in clause (4) or (5) of this Section 15.05, occurs, all unpaid principal of, interest, premium and other amounts, if any, accrued on all the Guaranteed Securities of that series then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Guaranteed Security of that series.

Upon payment of all such principal of, interest, premium, if any, and other amounts related to the guaranteed Securities of such series, all of the Guarantor’s obligations under the Guarantee with respect to the Guaranteed Securities of that series and, upon payment of the Guaranteed Securities of all series, this Article 15 and the Guarantee shall terminate.

At any time after a declaration of acceleration of Maturity with respect to Guaranteed Securities of any series has been made and before a judgment or decree for payment or the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Guaranteed Securities of that series by notice to the Trustee may rescind an acceleration and its consequences (except with respect to non-payment of principal, premium, interest or other amounts, if any) with respect to such series if (i) all existing Events of Default, other than the nonpayment of the principal of the Guaranteed Securities of that series that has become due solely by such declaration of acceleration, have been cured or waived as provided herein; provided that no such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereon, (ii) the Issuer or the Guarantor has paid or deposited with the Trustee a sum sufficient to pay in Applicable Currency: (A) all overdue interest on all Guaranteed Securities of that series, (B) to the extent payment thereof is lawful, the principal of (and premium and other amounts, if any, on) any Guaranteed Securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon from the date such principal became due at a rate per annum equal to the rate borne by the Guaranteed Securities of such series (or, in the case of Original Issue Discount Securities, the Guaranteed Securities’ yield to maturity) and (C) to the extent the payment of such interest is lawful, interest at a rate per annum equal to the rate borne by the Guaranteed Securities of such series (or, in the case of an Original Issue Discount Security, the Guaranteed Securities’ annual bond-equivalent yield to maturity) on overdue installments of interest and overdue principal that has become due otherwise than by such declaration of acceleration have been paid, (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iv) all payments due to the Trustee and any predecessor Trustee under Section 6.07 have been made.

Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Guaranteed Securities because an Event of Default specified in clause (3) of Section 15.05(a) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Issuer or the Guarantor and countersigned by the holders of such indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Guaranteed Securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

Section 15.06. Guaranteed Securities; Series; Additional Guaranteed Securities.

(a) Notwithstanding anything in the Fourth Supplemental Indenture or the Indenture stating to the contrary, this Article 15 shall only apply to the Guaranteed Securities.

(b) The aggregate principal amount of Guaranteed Securities which may be authenticated and delivered under this Indenture is unlimited. All Guaranteed Securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional Guarantees or additional Guaranteed Securities of such series.

Section 15.07. Application of Money Collected from the Guarantor.

Notwithstanding anything to the contrary in Section 5.06, any money collected by the Trustee from the Guarantor pursuant to this Article 15 in respect of the Guaranteed Securities of any series shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium or other amounts, if any, or interest upon presentation of the Guaranteed Securities in respect of which moneys have been collected from the Guarantor and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee under Section 6.07 applicable to Guaranteed Securities of such series:

Second: To the payment of the amounts then due and unpaid for principal of, and premium and other amounts, if any, and interest on the Guaranteed Securities of such series in respect of which or for the benefit of which such money has been collected from the Guarantor, ratably, without preference or priority of any kind, according to the amounts due and payable on such Guaranteed Securities of such series for principal, and premium and other amounts, if any, and interest, respectively; and

Third: the surplus (if any) of such moneys shall be paid to the Guarantor or its assigns.

The Trustee may fix a record date and payment date for any payment to Holders of Guaranteed Securities pursuant to this Section 15.07.  At least ten (10) days before such record date, the Trustee shall mail to each Holder of Guaranteed Securities, the Guarantor and the Issuer a notice that states the record date, the payment date and the amount to be paid.

Section 15.08. Control by Holders.

Notwithstanding anything to the contrary in Section 5.12,  only the Holders of a majority in principal amount of the Outstanding Guaranteed Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, in connection with their rights under the provisions of Article 15 or under the Guarantee with respect to the Guaranteed Securities of such series; provided that:

(1)  such direction shall not be in conflict with any rule of law or with this Indenture:
(2)  the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and
(3)  subject to Section 6.01 of the Original Indenture, the Trustee need not take any action which might involve the Trustee in personal liability or be unduly prejudicial to the Holders of Guaranteed Securities not joining therein.

Section 15.09. Waiver of Past Defaults.

Notwithstanding anything to the contrary in Section 5.13, only the Holders of not less than a majority in principal amount of the Outstanding Guaranteed Securities of any series may by written notice to the Trustee on behalf of the Holders of all the Guaranteed Securities of such series waive any Default or Event of Default as defined in Section 15.05 with respect to the Guaranteed Securities of such Series and its consequences, except in each case a Default or Event of Default  in respect of the payment under the Guarantee of the principal of or premium, other amounts, if any, or interest on any Security of such series which cannot be modified or amended without the consent of the Holder of each Outstanding Guaranteed Security of such series affected.

Upon any such waiver, such Default or Event of Default shall cease to exist and shall be deemed to have been cured, for every purpose of this Indenture and the Securities or the Guaranteed Securities, as applicable, of such series; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.”

Section 15.10.  Release.

The Guarantee will terminate with respect to a series of Guaranteed Securities and the Guarantor will be released and relieved of any obligations under this Article 15 with respect to a series of Guaranteed Securities immediately upon either (i) the satisfaction and discharge with respect to such series of Guaranteed Securities in accordance with Article 4 or (ii) the defeasance or covenant defeasance with respect to such series of Guaranteed Securities in accordance with Article 13.

Section 15.11. Definitions.

For all purposes of this Article 15, except as otherwise expressly provided or unless the context otherwise requires:

(1)           the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2)           all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, or defined by Commission rule and not otherwise defined herein, have the meanings assigned to them therein;

(3)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with IFRS IASB (as defined herein);

(4)           the word “including” (and with correlative meaning “include”) means including, without limiting the generality of: any description preceding such term; and

(5)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

“Adjusted Consolidated Net Worth” means the sum of the Guarantor's (a) shareholders' equity as determined under IFRS IASB and (b) Subordinated Indebtedness.

“Attributable Value” means, at the time of determination, the lesser of (i) the fair market value of the Principal Property subject to the Sale and Leaseback Transaction (as determined in good faith by any two members of the Board of Directors of the Guarantor) and (ii) the present value (discounted at a rate equal to the rate of interest on the Guaranteed Securities, compounded semi-annually) of the total amount of rent required to be paid under such lease during the remaining term thereof, including any period for which such lease has been extended. Such rental payments shall not include amounts payable by or on behalf of the lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Consent” means the consents validly given (and not validly revoked) by a holder of Securities in the Consent Solicitation;

“Consent Solicitation” means the solicitation of consents by Nexen to certain amendments to the Indenture upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated March 7, 2013, as amended, supplemented or modified.

“Consolidated Total Assets” means the consolidated total assets of the Guarantor and its Subsidiaries as shown on the most recent audited consolidated balance sheet of the Guarantor.

“IFRS IASB” means International Financial Reporting Standards issued by the International Accounting Standards Board consistently applied, as in effect from time to time.

“Indebtedness” of any Person means, at any date, without duplication, (i) any outstanding indebtedness for or in respect of money borrowed (including bonds, debentures, notes or other similar instruments, whether or not listed) that is evidenced by any agreement or instrument, excluding trade payables, (ii) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (iii) all Indebtedness of others guaranteed by such Person; provided, however, that, for the purpose of determining the amount of Indebtedness of the Guarantor outstanding at any relevant time, the amount included as Indebtedness of the Guarantor in respect of finance leases shall be the net amount from time to time properly characterized as “obligations under finance leases” in accordance with the IFRS IASB.

“Lien” means any mortgage, charge, pledge, lien, encumbrance, hypothecation, title retention, security interest or security arrangement of any kind.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Guarantor, and who shall he reasonably acceptable to the Trustee.

“Permitted Liens” means:

(i)           any Lien which is in existence prior to March 22, 2013 and any replacement thereof created in connection with the refinancing (together with interest, fees and other charges attributable thereto) of the Indebtedness originally secured (but the principal amount secured by any such Lien may not be increased);

(ii)          any Lien arising or already arisen automatically by operation of law which is promptly discharged or disputed in good faith by appropriate proceedings; provided that any reserve or other appropriate provision required by IFRS IASB shall have been made therefor;

(iii)         any Lien over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

(iv)         any right of set-off or combination of accounts arising in favor of any bank or financial institution as a result of the day-to-day operation of banking arrangements;

(v)          any Lien either over any asset acquired after March 22, 2013 which is in existence at the time of such acquisition or in respect of the obligations of any Person which becomes a Subsidiary of the Guarantor after March 22, 2013 which is in existence at the date on which it becomes a Subsidiary of the Guarantor and in both cases any replacement thereof created in connection with the refinancing (together with interest, fees and other charges attributable thereto) of the Indebtedness originally secured (but the principal amount secured by any such Lien may not be increased); provided that any such Lien was not incurred in anticipation of such acquisition or of such company becoming a subsidiary of the Guarantor;

(vi)         any Lien created on any property or asset acquired, leased or developed (including improved, constructed, altered or repaired) after March 22, 2013; provided, however, that (a) any such Lien shall be confined to the property or asset acquired, leased or developed (including improved, constructed, altered or repaired); (b) the principal amount of the debt encumbered by such Lien shall not exceed the cost of the acquisition or development of such property or asset or any improvement thereto (including any construction, repair or alteration) or thereon and (c) any such Lien shall be created concurrently with or within one year following the acquisition, lease or development (including construction, improvement, repair or alteration) of such property or asset;

(vii)        any Lien pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that such process is effectively stayed, discharged or otherwise set aside within 30 days;

(viii)       any Lien created or outstanding in favor of the Guarantor or any of its Subsidiaries;

(ix)          any easement, right-of-way, zoning and similar restriction and other similar charge or encumbrance not interfering with the ordinary course of business of the Guarantor and its Principal Subsidiaries;

(x)           any lease, sublease, license and sublicense granted to any third party and any Lien pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other agreements, which are customary in the oil and gas industry and in the ordinary course of business of the Guarantor and any Principal Subsidiary;

(xi)          any Lien on any property or asset to secure all or part of the cost of exploration, drilling, development, production, gathering, processing, marketing of such property or asset or to secure Indebtedness incurred to provide funds for any such purpose;

(xii)         any Lien over any property or asset to secure Indebtedness incurred in connection with the construction, installation or financing of pollution control, abatement or remediation facilities;

(xiii)        any Lien arising in connection with industrial revenue, development or similar bonds or other indebtedness or means of project financing (not to exceed the value of the project financed and limited to the project financed);

(xiv)        any Lien in favor of any government or any subdivision thereof, securing the obligations of the Guarantor or any of its Principal Subsidiaries under any contract or payment owed to such governmental entity pursuant to applicable laws, rules, regulations or statutes;

(xv)         any Lien over any property or asset securing Indebtedness of the Guarantor or any of its Principal Subsidiaries guaranteed by any international finance agency, including the World Bank and the International Finance Corporation, or any subdivision, department or division thereof;

(xvi)        any right arising in connection with the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of such crude oil, natural gas or other petroleum hydrocarbons or a specified amount of money, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or overriding royalty;

(xvii)       any Lien created in connection with any sale/leaseback transaction, subject to the limitation set forth in Section 15.04(d);

(xviii)      any renewal or extension of any of the Liens described in the foregoing clauses which is limited to the original property or asset covered thereby; or

(xix)         any Lien in respect of Indebtedness of the Guarantor or any of its Subsidiaries with respect to which the Guarantor or such Subsidiary has paid money or deposited money or securities with a fiscal agent, trustee or depositary to pay or discharge in full the obligations of the Guarantor and its Subsidiary in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full).

“Principal Property” means any real property owned at March 22, 2013 or hereafter acquired by the Guarantor or a Principal Subsidiary, the gross book value (including related land and improvements thereon and all machinery and equipment included therein) of which, on the date as of which the determination is being made, exceeds 15% of the Consolidated Total Assets of the Guarantor.

“Principal Subsidiary” at any time shall mean a Subsidiary of the Guarantor

(i) as to which one or more of the following conditions is/are satisfied:

(a) its net profit or (in the case of a Subsidiary of the Guarantor which has Subsidiaries) consolidated net profit attributable to the Guarantor (in each case before taxation and exceptional items) is at least 10% of the consolidated net profit of the Guarantor (before taxation and exceptional items); or

(b) its net assets or (in the case of a Subsidiary of the Guarantor which has Subsidiaries) consolidated net assets attributable to the Guarantor (in each case after deducting minority interests in Subsidiaries) are at least 10% of the consolidated net assets (after deducting minority interests in Subsidiaries) of the Guarantor;

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of the Subsidiary of the Guarantor and the then latest consolidated financial statements of the Guarantor; or

(ii) to which is transferred all or substantially all of the assets of a Subsidiary of the Guarantor which immediately prior to the transfer was a Principal Subsidiary, provided that, with effect from such transfer, the Subsidiary which so transfers its assets and undertakings shall cease to be a Principal Subsidiary (but without prejudice to paragraph (i) above) and the Subsidiary of the Guarantor to which the assets are so transferred shall become a Principal Subsidiary.

A certificate of the auditors of the Guarantor as to whether or not a Subsidiary is a Principal Subsidiary shall be conclusive and binding on all parties in the absence of manifest error.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Guarantor or any Principal Subsidiary sells or transfers any Principal Property to any Person with the intention of taking back a lease of such Principal Property pursuant to which the rental payments are calculated to amortize the purchase price of such Principal Property substantially over the useful life thereof and such Principal Property is in fact so leased. For purposes of this definition, a Sale and Leaseback Transaction shall not include any transaction relating to farm-in and farm-out agreements, operating agreements, development agreements, and any other similar arrangements which are customary in the oil and gas industry or in the ordinary course of business of the Guarantor and any Principal Subsidiary.

“Subordinated Indebtedness” means Indebtedness of the Guarantor (including perpetual debt, which the Guarantor is not required to repay) which (i) has a final maturity and a weighted average life to maturity longer than the remaining life to maturity of the Guaranteed Securities and (ii) is issued or assumed pursuant to, or evidenced by, an indenture or other instrument containing provisions for the subordination of such Indebtedness to the Guaranteed Securities including (x) a provision that in the event of any bankruptcy, insolvency or other similar proceeding in respect of the Guarantor, the Holders of the Guaranteed Securities shall be entitled to receive payment in full in cash of all principal, Additional Amounts and interest on the Guaranteed Securities (including all interest arising after the commencement of such proceeding whether or not an allowed claim in such proceeding) before the holder or holders of any such Subordinated Indebtedness shall be entitled to receive any payment of principal, interest or premium thereon, (y) a provision that, if an Event of Default has occurred and is continuing under this Indenture, the holder or holders of any such Subordinated Indebtedness shall not be entitled to payment of any principal, interest or premium in respect thereof unless or until such Event of Default shall have been cured or waived or shall have ceased to exist, and (z) a provision that the holder or holders of such Subordinated Indebtedness may not accelerate the maturity thereof as a result of any default relating thereto so long as any Guaranteed Security is Outstanding.

4.	GENERAL

4.1	Effectiveness

This Fourth Supplemental Indenture will become effective upon its execution and delivery by the parties hereto.

4.2	Effect of Recitals

The recitals contained herein shall be taken as the statements of the Issuer, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

4.3	Ratification of Indenture

The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

4.4	Governing Law

This Fourth Supplemental Indenture and the Indenture as supplemented hereby shall be governed by and construed in accordance with the laws of the State of New York.

4.5	Severability

In case any provision in this Fourth Supplemental Indenture and the Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6	Counterparts and Formal Date

This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first above written. The parties hereto may provide signatures to this Fourth Supplemental Indenture by facsimile or electronic mail, and such facsimile or electronic mail signatures shall be deemed to be the same as original signatures.

4.7	Representations and Warranties of the Guarantor

The Guarantor hereby represents and warrants that:

(i)       it is a duly incorporated entity, validly existing and in good standing under the laws of its jurisdiction of formation;

(ii)      it has full power, right and authority to execute and deliver this Fourth Supplemental Indenture and to consummate the transactions contemplated hereby and by the Indenture;

(iii)     the execution and delivery of this Fourth Supplemental Indenture and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part; and this Fourth Supplemental Indenture has been duly executed and delivered by it, and assuming the due authorization, execution and delivery of this Fourth Supplemental Indenture by the Trustee and Nexen, this Fourth Supplemental Indenture constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(iv)     any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required of it in connection with the valid execution, delivery, acceptance, and performance by it under this Fourth Supplemental Indenture or the consummation by it of any transaction contemplated hereby has been completed, made, or obtained.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Fourth Supplemental Indenture on the date first above written.

NEXEN INC., as Issuer

Per:	/s/ Una M. Power
Name: Una M. Power Title: Interim Chief Financial Officer and Senior Vice President, Corporate Planning and Business Development

Per:	/s/ J. Michael Backus
Name: J. Michael Backus Title: Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee

By Deutsche Bank National Trust Company

Per:	/s/ Kelvin Vargas
Name: Kelvin Vargas Title: Associate

Per:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld Title: Assistant Vice President

CNOOC Limited, as Guarantor

Per:	/s/ Cheng Chi
Name: Cheng Chi Title: General Manager of Treasury Department

[Signature Page to Fourth Supplemental Indenture to Nexen’s 2007 Indenture]